As filed with the Securities and Exchange Commission on November 16, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO
Form S-8 Registration Statement No. 333-111663
POST-EFFECTIVE AMENDMENT NO. 5 TO
Form S-8 Registration Statement No. 333-18873
POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration Statement No. 333-47618	POST-EFFECTIVE AMENDMENT NO. 5 TO Form S-8 Registration Statement No. 333-55128 POST-EFFECTIVE AMENDMENT NO. 2 TO Form S-8 Registration Statement No. 333-121007
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

FLORIDA ROCK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

FLORIDA (State or other jurisdiction of incorporation or organization)	59-0573002 (I.R.S. Employer Identification No.)

155 East 21st Street Jacksonville, Florida (Address of Principal Executive Offices)	32206 (Zip Code)

FLORIDA ROCK INDUSTRIES, INC. 1980 EMPLOYEE STOCK PURCHASE PLAN AS REVISED FEBRUARY 7, 2001
FLORIDA ROCK INDUSTRIES, INC. 1997 DIRECTORS’ STOCK PURCHASE PLAN
FLORIDA ROCK INDUSTRIES, INC. PROFIT SHARING AND DEFERRED EARNINGS PLAN
THE ARUNDEL CORPORATION PROFIT SHARING AND SAVINGS PLAN
FLORIDA ROCK INDUSTRIES, INC. AMENDED AND RESTATED 2000 STOCK PLAN
(Full title of the plan)

Jerry F. Perkins Jr.
Vice President and Secretary
155 East 21st Street
Jacksonville, Florida 32206
(Name and address of agent for service)
904-355-1781
(Telephone number, including area code,
of agent for service)

Copies to:
Daniel B. Nunn, Jr.
McGuireWoods LLP
50 North Laura Street
Suite 3300
Jacksonville, Florida 32202

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements of the Registrant (as defined herein):
     Registration Statement on Form S-8 (File No. 333-55128), pertaining to the registration of 562,500 shares of the Registrant’s common stock issuable under the Registrant’s Florida Rock Industries, Inc. 1980 Employee Stock Purchase Plan As Revised February 7, 2001.
     Registration Statement on Form S-8 (File No. 333-18873), pertaining to the registration of 56,250 shares of the Registrant’s common stock issuable under the Registrant’s Florida Rock Industries, Inc. 1997 Directors’ Stock Purchase Plan.
     Registration Statement on Form S-8 (File No. 333-121007), pertaining to the registration of 610,000 shares of the Registrant’s common stock issuable under the Registrant’s Florida Rock Industries, Inc. Profit Sharing And Deferred Earnings Plan and the Registrant’s The Arundel Corporation Profit Sharing And Savings Plan.
     Registration Statements on Form S-8 (File No. 333-111663), pertaining to the registration of 1,368,750 shares of the Registrant’s common stock issuable under the Registrant’s Florida Rock Industries, Inc. Amended And Restated 2000 Stock Plan.
     Registration Statements on Form S-8 (File No. 333-47618), pertaining to the registration of 375,000 shares of the Registrant’s common stock issuable under the Registrant’s Florida Rock Industries, Inc. Amended And Restated 2000 Stock Plan.
     The plans identified above are collectively referred to as the “Plans.”
     As a result of the consummation on November 16, 2007 of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 19, 2007, as amended April 9, 2007 (the “Merger Agreement”), by and among Legacy Vulcan Corp., formerly known as “Vulcan Materials Company”, Florida Rock Industries, Inc. (“Registrant”), Vulcan Materials Company, formerly known as “Virginia Holdco, Inc.” (“Vulcan”), Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc. (“Fresno Merger Sub”), the Registrant merged with and into Fresno Merger Sub, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Vulcan. As provided in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Registrant was converted into the right to receive either $67.00 in cash, without interest, or 0.63 of a share of Vulcan common stock, subject to proration. Vulcan has determined that continued registration of the Registrant’s common stock is not in the best interest of the Registrant and that as a result of the Merger, common stock of the Registrant will not be issuable under the Plans.
     In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Florida Rock Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 16th day of November, 2007.

FLORIDA ROCK INDUSTRIES, INC.
By:	/s/ G. Mac Badgett, III
	Name:	G. Mac Badgett, III
	Title:	Chairman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ G. Mac Badgett, III G. Mac Badgett, III	Chairman (Principal Executive Officer)	November 16, 2007

/s/ Norma Suarez Norma Suarez	Vice President and Controller (Principal Financial and Accounting Officer)	November 16, 2007

/s/ Ejaz A. Khan Ejaz A. Khan	Director	November 16, 2007

/s/ Daniel F. Sansone Daniel F. Sansone	Director	November 16, 2007

/s/ William F. Denson, III William F. Denson, III	Director	November 16, 2007